EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
HNI Corporation:
We consent to the use of our report dated February 24, 2017, with respect to the consolidated balance sheets of HNI Corporation as of December 31, 2016 and January 2, 2016, and the related consolidated statements of comprehensive income, equity, and cash flows for each of the years in the two-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference.

/s/ KPMG LLP
Chicago, Illinois
May 9, 2017